February 22, 2019

Patrick Herguth
Chief Executive Officer
MYnd Analytics, Inc.
26522 La Alameda, Suite 290
Mission Viejo, CA 92691

       Re: MYnd Analytics, Inc.
           Registration Statement on Form S-4
           Filed February 13, 2019
           File No. 333-229660

Dear Mr. Herguth:

       This is to advise you that we have not reviewed and will not review your registration statement.

        Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

       Please contact David Link at (202) 551-3356 with any questions.



                                                            Sincerely,

                                                            Division of
Corporation Finance
                                                            Office of
Beverages, Apparel and
                                                            Mining